UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
FIRST INTERSTATE BANCSYSTEM, INC.

(Name of Registrant as Specified in its Charter)
N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

FIRST INTERSTATE BANCSYSTEM, INC.
401 North 31st Street
P.O. Box 30918
Billings, Montana 59116-0918
(406) 255-5390

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Friday, May 8, 2009

Time:	8:00 a.m., Mountain Daylight Time

Place:	First Interstate Bank, Lower Level Conference Room 401 North 31st Street Billings, Montana 59101

Purposes:	1. To elect five directors; and

2. To transact such other business as may properly come before the meeting or any adjournment thereof.

Who Can Vote:	Holders of record of our common stock at the close of business on February 27, 2009.

How You Can Vote:	You may vote by attending the meeting in person, or you may vote by marking, signing, and mailing a proxy card to us.
Whether or not you plan to attend the annual meeting, please complete, sign, date and return a proxy card to us. You may download a proxy card from the website referred to in the Notice of Internet Availability of Proxy Materials or you may return the proxy card that we will send to you by mail.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ THOMAS W. SCOTT
Thomas W. Scott
Chairman of the Board of Directors

Billings, Montana
March 23, 2009

YOUR VOTE IS IMPORTANT. TO VOTE YOUR SHARES, PLEASE MARK, SIGN AND DATE THE PROXY CARD THAT YOU MAY DOWNLOAD FROM THE WEBSITE REFERRED TO IN THE NOTICE OR THAT WE WILL SEND TO YOU BY MAIL.

PROXY STATEMENT
FOR
THE ANNUAL MEETING OF SHAREHOLDERS
OF
FIRST INTERSTATE BANCSYSTEM, INC.

Solicitation Information
This proxy statement, the accompanying proxy card and the annual report on Form 10-K are being made available to our shareholders on the Internet at www.mimics.com/FirstInterstate on or about March 23, 2009. Our board of directors is soliciting your proxy to vote your shares at the annual meeting of shareholders to be held on May 8, 2009. The board is soliciting your proxy to give all shareholders the opportunity to vote on matters that will be presented at the annual meeting. This proxy statement provides you with information on these matters to assist you in voting your shares.
We are pleased to take advantage of the new Securities and Exchange Commission, or SEC, e-proxy rules that allow companies to post their proxy materials on the Internet. We will be able to provide our shareholders with the information they need while lowering the cost of the delivery of materials and reducing the environmental impact of printing and mailing hard copies. As permitted by the SEC rules, we are sending a Notice of Internet Availability of Proxy Materials, or the Notice, to our shareholders on or about March 23, 2009. All shareholders will have the ability to access the proxy materials on the website referred to above and in the Notice. Shareholders will also have the ability to request a printed set of the proxy materials. Instructions on how to access the proxy materials on the Internet or to request a printed copy may be found in the Notice. Instructions on how to download a proxy card for voting at the annual meeting will also be contained in the Notice.
Approximately ten days following the initial mailing of the Notice, we will send to shareholders a second mailing containing a copy of the Notice together with a proxy card. Shareholders may choose (i) to download and complete the proxy card from the website referred to in the Notice, or (ii) to complete the proxy card that will be provided in the second mailing. In either case, the proxy card needs to be completed and returned to us in a timely manner in order for the shareholder’s vote to be represented at the annual meeting.
When we refer to “we,” “our,” and “us” in this proxy statement, we mean First Interstate BancSystem, Inc. and our consolidated subsidiaries, unless the context indicates that we refer only to the parent company, First Interstate BancSystem, Inc. When we refer to the “Banks” in this proxy statement, we mean First Interstate Bank, First Western Bank and The First Western Bank Sturgis, our bank subsidiaries.
What is a proxy?
A proxy is your legal designation of another person to vote on your behalf. By completing and returning the proxy card, you are giving the persons designated in the proxy the authority to vote your shares in the manner you indicate on the proxy card.
Why did I receive more than one proxy card?
You will receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held by a broker or trustee, you will receive your proxy card or other voting information from your broker or trustee, and you should return your proxy card to your broker or trustee. You should vote on and sign each proxy card you receive.
Who pays the cost of this proxy solicitation?
We pay the costs of soliciting proxies. Upon request, we will reimburse brokers, banks, trusts and other nominees for reasonable expenses incurred by them in forwarding proxy materials to “beneficial” owners of our common stock.
Is this proxy statement the only way that proxies are being solicited?
In addition to these proxy materials, certain of our directors, officers and employees may solicit proxies by telephone, facsimile, e-mail or personal contact. They will not be specifically compensated for doing so.
Voting Information
Who is qualified to vote?
You are qualified to receive notice of and to vote at the annual meeting if you own shares of our common stock at the close of business on our record date of February 27, 2009.
How many shares of common stock may vote at the annual meeting?
As of the record date, there were 7,881,259 shares of our common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter presented.
Is there a quorum requirement?
For the annual meeting to be valid, there must be a quorum present. A quorum requires that more than 50% of the outstanding shares of our common stock be represented at the meeting, whether in person or by proxy.
What is the difference between a “shareholder of record” and other “beneficial” holders?
These terms describe how your shares are held. If your shares are registered directly in your name, you are a “shareholder of record.” If your shares are held in the name of a broker, bank, trust or other nominee as a custodian, you are a “beneficial” holder.
How do I vote my shares?
If you are a “shareholder of record,” you can vote your proxy:
•	by mailing in the proxy card that will be sent to you by mail or that you may download from the website referred to in the Notice; or

•	by designating another person to vote your shares with your own form of proxy.
Please refer to the specific instructions set forth on the proxy card.
If you are a “beneficial” holder, your broker, bank, trust or other nominee will provide you with materials and instructions for voting your shares.

Can I vote my shares in person at the annual meeting?
If you are a “shareholder of record,” you may vote your shares in person at the annual meeting. If you are a “beneficial” holder, you must obtain a proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the annual meeting.
What is the board’s recommendation on how I should vote my shares?
The board recommends that you vote your shares FOR the election of all five director nominees.
What are my choices when voting?
You may cast your vote in favor of electing the director nominees or you may withhold your vote on one or more nominees.
How would my shares be voted if I do not specify how they should be voted?
If you sign and return your proxy card without indicating how you want your shares to be voted, the proxies appointed by the board will vote your shares FOR the election of all five director nominees.
How are votes withheld, abstentions and broker non-votes treated?
Votes withheld and abstentions are deemed as “present” at the annual meeting, are counted for quorum purposes, and except for voting on directors, will have the same effect as a vote against a matter. Broker non-votes, if any, while counted for general quorum purposes, are not deemed to be “present” with respect to any matter for which a broker does not have authority to vote.
Can I change my vote after I have mailed in my proxy card?
You may revoke your proxy by doing one of the following:
•	sending a written notice of revocation to our secretary that is received prior to the annual meeting, stating that you revoke your proxy;

•	signing a later-dated proxy card and submitting it so that it is received prior to the annual meeting in accordance with the instructions included in the proxy card(s); or

•	attending the annual meeting and voting your shares in person.
What vote is required?
Voting on directors requires a plurality of the votes cast to elect a director. In other words, the directors with the most votes are elected.
Who will count the votes?
Representatives from First Interstate Bank’s audit department will count the votes and serve as our inspectors of election. The inspectors of election will be present at the annual meeting.
What if I have further questions?
If you have any further questions about voting your shares or attending the annual meeting, please contact our secretary, Carol Stephens Donaldson, at (406) 255-5378, or e-mail: carol.donaldson@fib.com.

ELECTION OF DIRECTORS

In accordance with our amended bylaws, the number of our directors must be at least five and not more than eighteen. We currently have eighteen directors. The board is divided into three groups with staggered three-year terms. Richard A. Dorn and Elouise C. Cobell will resign as directors effective May 8, 2009. Mr. Dorn’s replacement will be elected at the annual meeting with four other director nominees. Ms. Cobell’s board seat will not be filled. Accordingly, we anticipate that following the annual meeting, we will have seventeen directors.
A total of five directors will be elected at the annual meeting to serve three-year terms, or until their respective successors have been elected and appointed. The board has nominated for election as directors:
•	Lyle R. Knight

•	Ross E. Leckie

•	James R. Scott

•	Jonathan R. Scott

•	Julie A. Scott
All director nominees, except Ross E. Leckie, are current members of the board.
Unless authority to vote is withheld, the person named in the enclosed proxy will vote the shares represented by such proxy for the election of the nominees named above. If, at the time of the annual meeting, any nominee becomes unavailable for any reason for election as a director, the person entitled to vote the proxy will vote for the election of such substitute(s) as the board may recommend. At this time, the board knows of no reason why any nominee might be unavailable to serve.
The following table sets forth certain information regarding the nominees for election at the annual meeting and the directors continuing in office after the annual meeting.
BOARD OF DIRECTOR NOMINEES
FOR A THREE-YEAR TERM EXPIRING IN 2012

Name and Age	Director Since	Principal Occupation

Lyle R. Knight, 63	1998	President and Chief Executive Officer, First Interstate BancSystem, Inc.

Ross E. Leckie, 51	Nominee	Certified Public Accountant, Retired Partner KPMG

James R. Scott, 59	1971	Vice Chairman of the Board of Directors, First Interstate BancSystem, Inc.

Jonathan R. Scott, 34	2006	Community Development Officer, First Interstate Bank

Julie A. Scott, 37	2003	Board Member, First Interstate BancSystem, Inc.

A plurality of the shares entitled to vote and present in person or represented by proxy are needed to elect a director. This means that the five nominees for director who receive the most affirmative votes will be elected.
The Board recommends a vote “For” the nominees named above.
DIRECTORS CONTINUING IN OFFICE AFTER ANNUAL MEETING

	Director	Term
Name and Age	Since	Expires	Principal Occupation

Steven J. Corning, 56	2008	2011	President and Chief Executive Officer, Corning Companies

Charles E. Hart, M.D., M.S., 59	2008	2011	President and Chief Executive Officer, Regional Health, Inc.

James W. Haugh, 71	1997	2011	Financial Consultant and Founder, American Capital, LLC

Randall I. Scott, 55	2003	2011	Managing General Partner, Nbar5 Limited Partnership

Thomas W. Scott, 65	1971	2011	Chairman of the Board of Directors, First Interstate BancSystem, Inc.

Michael J. Sullivan, 69	2003	2011	Partner, Rothgerber Johnson & Lyons, LLP

Martin A. White, 67	2005	2011	Retired Chief Executive Officer and Chairman, MDU Resources Group

David H. Crum, 64	2001	2010	President and Chief Executive Officer, Crum Electric Supply Company, Inc.

William B. Ebzery, 58	2001	2010	Owner, Cypress Capital Management, LLC

Charles M. Heyneman, 48	2004	2010	Information Technology Project Manager, First Interstate Bank

Terry W. Payne, 67	2000	2010	President and Chief Executive Officer, Terry Payne & Company, Inc.

Sandra A. Scott Suzor, 49	2007	2010	Partner and Director of Sales and Marketing, Powder Horn Ranch and Golf Club

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of February 27, 2009 with respect to the beneficial ownership of our common stock for (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our directors and director nominees, (iii) each of the executive officers named in the summary compensation table, and (iv) all directors and executive officers as a group.

	Number of Shares	Percent of Class
Beneficial Owner(1)	Beneficially Owned	Beneficially Owned

James R. Scott(2) P.O. Box 7113 Billings, Montana 59103	1,270,741	16.10%

First Interstate Bank(3) 401 North 31st Street Billings, Montana 59101	1,236,430	15.68%

Randall I. Scott(4) P.O. Box 30918 Billings, Montana 59116	1,110,043	14.07%

Thomas W. Scott(5) P.O. Box 30918 Billings, Montana 59116	745,148	9.39%

Homer A. Scott, Jr.(6) P.O. Box 2007 Sheridan, Wyoming 82801	711,045	9.01%

John M. Heyneman, Jr.(7) 5000 North Weatherford Road Flagstaff, Arizona 85001	428,789	5.44%

Julie A. Scott(8)	250,520	3.17%

Jonathan R. Scott(9)	236,357	3.00%

Lyle R. Knight(10)	152,140	1.91%

Sandra A. Scott Suzor(11)	76,576	*

Terrill R. Moore(12)	53,546	*

Edward Garding(13)	41,618	*

Terry W. Payne(14)	39,784	*

Charles M. Heyneman(15)	37,215	*

William B. Ebzery(16)	33,275	*

	Number of Shares	Percent of Class
Beneficial Owner(1)	Beneficially Owned	Beneficially Owned

David H. Crum(17)	13,523	*

James W. Haugh(18)	12,235	*

Richard A. Dorn(19)	10,613	*

Michael J. Sullivan(20)	7,612	*

Martin A. White(21)	6,049	*

Elouise C. Cobell(22)	5,203	*

Julie G. Castle(23)	5,072	*

Steven J. Corning (24)	3,312	*

Gregory A. Duncan(25)	1,926	*

Charles E. Hart, M.D., M.S.(26)	1,126	*

All directors and executive officers as a group (22 persons)(27)	4,113,634	50.63%

*	Less than 1% of the common stock outstanding.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities owned. Shares of common stock subject to options currently exercisable or exercisable within 60 days of February 27, 2009 are deemed outstanding for purposes of computing the percentage owned by the person or entity holding such securities, but are not deemed outstanding for purposes of computing the percentage owned by any other person or entity.

(2)	Includes 552,759 shares owned beneficially as managing partner of J.S. Investments Limited Partnership, 8,810 shares owned beneficially as President of the James R. and Christine M. Scott Family Foundation, 18,963 shares owned beneficially as conservator for a Scott family member, 93,751 shares owned beneficially as a board member of Foundation for Community Vitality, a non-profit organization, and 4,124 shares issuable under stock options.

(3)	Includes 554,080 shares owned beneficially as trustee of the Savings and Profit Sharing Plan for Employees of First Interstate BancSystem, Inc., 662,085 shares owned beneficially as trustee for Scott family members, and 21,346 shares owned beneficially as trustee for others.

(4)	Includes 948,919 shares owned beneficially as managing general partner of Nbar5 Limited Partnership, 11,272 shares owned beneficially as general partner of Nbar5 A Limited Partnership, 107,295 shares owned beneficially as trustee for Scott family members, and 3,469 shares issuable under stock options.

(5)	Includes 47,402 shares issuable under stock options.

(6)	Includes 4,124 shares issuable under stock options.

(7)	Includes 288,948 shares owned beneficially as managing general partner of Towanda Investments, Limited Partnership and 107,295 shares owned beneficially as trustee for Scott family members.

(8)	Includes 4,219 shares owned beneficially as co-trustee for Scott family members, and 6,040 shares issuable under stock options.

(9)	Includes 15,009 shares owned beneficially as co-trustee for Scott family members and 3,040 shares issuable under stock options.

(10)	Includes 68,325 shares issuable under stock options.

(11)	Includes 1,106 shares issuable under stock options.

(12)	Includes 36,525 shares issuable under stock options.

(13)	Includes 17,925 shares issuable under stock options.

(14)	Includes 7,784 shares issuable under stock options.

(15)	Includes 2,796 shares issuable under stock options.

(16)	Includes 8,016 shares issuable under stock options.

(17)	Includes 8,699 shares held in trust for Crum family members and 4,824 shares issuable under stock options.

(18)	Includes 3,469 shares issuable under stock options.

(19)	Includes 5,880 shares issuable under stock options.

(20)	Includes 3,469 shares issuable under stock options.

(21)	Includes 2,196 shares issuable under stock options.

(22)	Includes 4,824 shares issuable under stock options.

(23)	Includes 4,000 shares issuable under stock options.

(24)	Includes 626 shares issuable under stock options.

(25)	Includes 1,250 shares issuable under stock options.

(26)	Includes 626 shares issuable under stock options.

(27)	Includes an aggregate of 243,716 shares issuable under stock options.
Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides information, as of December 31, 2008, regarding our equity compensation plans.
Equity Compensation Plans

	Number of Securities		Number of Securities
	to be Issued Upon	Weighted Average	Remaining Available
	Exercise of	Exercise Price of	For Future Issuance
	Outstanding Options,	Outstanding Options,	Under Equity
Plan Category	Warrants and Rights	Warrants and Rights	Compensation Plans (1)

Equity compensation plans approved by shareholders (2)	883,255	$62.99	429,893

Equity compensation plans not approved by shareholders	N/A	N/A	N/A

(1)	Excludes number of securities to be issued upon exercise of outstanding options, warrants and rights.

(2)	Represents stock options issued pursuant to the 2001 Stock Option Plan and 2006 Equity Compensation Plan. See note 13 (stock-based compensation) of our audited financial statements for the fiscal year ended December 31, 2008 included in our annual report on
Form 10-K.

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information concerning each of our directors and executive officers.

Name	Age	Position
Thomas W. Scott	65	Chairman of the Board
James R. Scott	59	Vice Chairman of the Board
Lyle R. Knight	63	President, Chief Executive Officer and Director
Terrill R. Moore	56	Executive Vice President and Chief Financial Officer
Edward Garding	59	Executive Vice President and Chief Credit Officer
Gregory A. Duncan	53	Executive Vice President and Chief Banking Officer
Julie G. Castle	48	President, First Interstate Bank Wealth Management
Elouise C. Cobell(1)	63	Director
Steven J. Corning	56	Director
David H. Crum	64	Director
Richard A. Dorn(1)	56	Director
William B. Ebzery	58	Director
Charles E. Hart, M.D., M.S.	59	Director
James W. Haugh	71	Director
Charles M. Heyneman	48	Director
Ross E. Leckie	51	Director Nominee
Terry W. Payne	67	Director
Jonathan R. Scott	34	Director
Julie A. Scott	37	Director
Randall I. Scott	55	Director
Michael J. Sullivan	69	Director
Sandra A. Scott Suzor	49	Director
Martin A. White	67	Director

(1)	Term expires May 8, 2009. Not a nominee for re-election.
Thomas W. Scott has been our Chairman since January 2004 and a director since 1971. Mr. Scott served as our Chief Executive Officer from 1978 through 2003. In addition, Mr. Scott has been Chairman of the Board of First Interstate Bank since January 2002 and Chairman of the Board of First Western Bank and The First Western Bank Sturgis since January 2008. Mr. Scott has also served as a director of First Interstate BancSystem Foundation since 1990 and has been a member of the Federal Reserve Bank Board of Minneapolis since 2007. Mr. Scott is the brother of James R. Scott, the father of Julie A. Scott and Jonathan R. Scott, and the uncle of Charles M. Heyneman, Sandra A. Scott Suzor and Randall I. Scott.
James R. Scott has been a director of ours since 1971 and the Vice Chairman of the Board since 1990. He has served as a director of First Interstate Bank since 2007. In addition, Mr. Scott has served as a director of First Western Bank and The First Western Bank Sturgis since January 2008. Mr. Scott is Chairman of the Padlock Ranch Corporation, Managing Partner of J.S. Investments, Trustee of the Homer and Mildred

Scott Foundation, board member of the Foundation for Community Vitality and President and Board member of the Fountain Valley School. Mr. Scott served as Chairman of First Interstate BancSystem Foundation from 1990 to 2006. Mr. Scott is the brother of Thomas W. Scott, and the uncle of Charles M. Heyneman, Sandra A. Scott Suzor, Randall I. Scott, Julie A. Scott and Jonathan R. Scott.
Lyle R. Knight has been our Chief Executive Officer since January 2004, our President since 1998 and was the Chief Operating Officer of First Interstate Bank from 1998 to 2002. Mr. Knight has also served as a director of ours, First Interstate Bank and First Interstate BancSystem Foundation since 1998. In addition, Mr. Knight has served as CEO and a director of First Western Bank and The First Western Bank Sturgis since January 2008. Prior to working for us, Mr. Knight was President and Chief Executive Officer of a large multi-branch bank in Nevada and the President of a large Arizona-based bank. Mr. Knight is a past member of the Federal Reserve Board Advisory Committee.
Terrill R. Moore has been an Executive Vice President of ours since January 2004 and our Chief Financial Officer since 1989. In addition, Mr. Moore has served as a director of First Interstate Bank since 2001 and a director of First Western Bank and The First Western Bank Sturgis since January 2008. Prior to his current appointments, Mr. Moore was our Senior Vice President from 1989 through 2003. Prior to joining our management team, Mr. Moore served as controller within our company since 1979. Mr. Moore currently serves as Chairman of the Montana Board of Investments.
Edward Garding has been an Executive Vice President of ours since January 2004 and our Chief Credit Officer since 1999. In addition, Mr. Garding has served as a director of First Interstate Bank since 1998 and a director of First Western Bank and The First Western Bank Sturgis since January 2008. Mr. Garding served as our Senior Vice President from 1996 through 2003, President of First Interstate Bank from 1998 to 2001 and President of the Sheridan branch of First Interstate Bank from 1988 to 1996. Prior to joining our management team in 1996, Mr. Garding served in various positions within our company since 1971.
Gregory A. Duncan has been an Executive Vice President and Chief Banking Officer of ours since May 2008. In addition, Mr. Duncan has served as a director of First Interstate Bank, First Western Bank and The First Western Bank Sturgis since June 2008. Prior to joining our management team, Mr. Duncan served as President and Chief Executive Officer of Susquehanna Bank PA since October 2005 and Executive Vice President of Susquehanna Bancshares, Inc. since 2000. Susquehanna Bank PA is a $6 billion community bank organization with 123 branches headquartered near Lancaster, Pennsylvania. Prior to those appointments, Mr. Duncan served in various executive positions within Susquehanna Bancshares, Inc. or its subsidiaries since 1987.
Julie G. Castle has been an executive officer of ours since June 2008 and President of Wealth Management of First Interstate Bank since July 2007. In addition, Ms. Castle has served as a director of First Interstate Bank, First Western Bank and The First Western Bank Sturgis since June 2008. Prior to joining our management team, Ms. Castle served as Senior Vice President and Regional Executive of Bank of America in Boston, Massachusetts from 2003 to July 2007. Prior to those appointments, Ms. Castle served in various executive positions within Bank of America since 1988.
Steven J. Corning has been a director of ours since 2008. Mr. Corning has served as President and Chief Executive Officer of Corning Companies and has been the owner, President and Broker of Corning Companies Commercial Real Estate Services since 1979.
David H. Crum has been a director of ours since 2001. Mr. Crum founded Crum Electric Supply Co., Inc., a distributor of electrical equipment, in 1976 and has been President and Chief Executive Officer of that company since its inception. Mr. Crum has also been a director of IDEA, Inc. since 2004.

William B. Ebzery has been a director of ours since 2001. Mr. Ebzery is a certified public accountant, and registered investment advisor. Mr. Ebzery has been the owner of Cypress Capital Management, LLC since 2004. Prior to Cypress Capital Management, LLC, Mr. Ebzery was a partner in the certified public accounting firm of Pradere, Ebzery, Mohatt & Rinaldo since 1975.
Charles E. Hart, M.D., M.S. has been a director of ours since 2008. Dr. Hart has been the President and Chief Executive Officer of Regional Health, Inc., a not-for-profit healthcare system serving western South Dakota and eastern Wyoming since 2003. Dr. Hart serves as a director of the South Dakota Foundation for Medical Care, as a member of the Governor’s South Dakota Health Care Commission, as a board member of the Rapid City Chamber of Commerce, and as a member of the Black Hills State University Advisory Board. Dr. Hart is also a faculty member of the University of South Dakota Sanford School of Medicine.
James W. Haugh has been a director of ours since 1997. Mr. Haugh formed American Capital, LLC, a financial consulting firm, in 1994 and has operated this firm since its inception. Prior to forming American Capital LLC, Mr. Haugh was a partner in KPMG LLP, a certified public accounting firm. Mr. Haugh served as a director of Harris Bank Hinsdale from 1994 to 1997 and as a director of First Bank of the Americas in 2004.
Charles M. Heyneman has been a director of ours since 2004. Mr. Heyneman has served as an information technology project manager for First Interstate Bank since 2004 and as an enterprise architect for First Interstate Bank since 2006. Prior to this appointment, Mr. Heyneman was an application developer for i_Tech Corporation, a former non-bank subsidiary of ours, from 2000 to 2004 and held loan review officer and credit analyst positions with First Interstate Bank from 1993 to 2003. Mr. Heyneman is the nephew of James R. Scott and Thomas W. Scott, and the cousin of Sandra A. Scott Suzor, Randall I. Scott, Julie A. Scott and Jonathan R. Scott.
Ross E. Leckie is a director nominee. Mr. Leckie is a certified public accountant. Although recently retired, he continues to provide advisory services on a selective basis for global and domestic financial services companies. In October 2008, Mr. Leckie completed a 27 year career as a partner with KPMG. During that time, his focus was on public companies and clients within the financial services sector. Since 2000, Mr. Leckie has been based in Germany, where, most recently, he served as the lead partner for a major global investment/universal bank. In addition, he had been serving as a KPMG senior technical and quality review partner for a major global investment/universal bank based in Switzerland.
Terry W. Payne has been a director of ours since 2000. Mr. Payne has served as President and Chief Executive Officer of Terry Payne & Co., Inc., an insurance agency, since its inception in 1972. Mr. Payne has also been part-owner and Chairman of the Board of Directors of Payne Financial Group, Inc. since 1993.
Jonathan R. Scott has been a director of ours since 2006. Mr. Scott has served as community development officer of First Interstate Bank since June 2008. Prior to that appointment, Mr. Scott served as President of FIB CT, LLC, dba, Crytech from 2004 to 2008. Crytech is a non-bank subsidiary of ours. Prior to that appointment, Mr. Scott was an employee of First Interstate Bank from 1998 to 2004 serving in the Financial Services and Marketing Divisions. Mr. Scott is the son of Thomas W. Scott, the brother of Julie A. Scott, the nephew of James R. Scott, and the cousin of Charles M. Heyneman, Randall I. Scott and Sandra A. Scott Suzor.
Julie A. Scott has been a director of ours since 2003. Ms. Scott was a commercial loan officer at the Sheridan, Wyoming branch of First Interstate Bank until August 2005. Prior to that appointment, Ms. Scott served in various management and other banking positions within our company since February

1994, including serving as branch manager of the Billings Grand Avenue branch from 2001 to 2003. Since August 2005, Ms. Scott has devoted her full time attention to personal investment and family matters. Ms. Scott is the daughter of Thomas W. Scott, the sister of Jonathan R. Scott, the niece of James R. Scott, and the cousin of Charles M. Heyneman, Randall I. Scott and Sandra A. Scott Suzor.
Randall I. Scott has been a director of ours since 2003 and previously served as a director of ours from 1993 to 2002. Mr. Scott is a certified financial planner and has been the managing general partner of Nbar5 Limited Partnership since 1994. In addition, Mr. Scott has served as a director of First Interstate BancSystem Foundation since 1999 and Chairman of the foundation since 2006. Mr. Scott has also served as Vice Chair of Scott Family Services since 2003. Previously, Mr. Scott worked in various capacities for the Company over a period of 19 years including as a Trust Officer of First Interstate Bank from 1991 through 1996 and as a consultant from 1996 through 1998. Mr. Scott is the nephew of Thomas W. Scott and James R. Scott, and the cousin of Charles M. Heyneman, Sandra A. Scott Suzor, Julie A. Scott and Jonathan R. Scott.
Michael J. Sullivan has been a director of ours since 2003. Mr. Sullivan has been a partner of the Denver, Colorado law firm of Rothgerber Johnson & Lyons, LLP since 2003, practicing in Casper Wyoming, and was special counsel from 2001 to 2003. Prior to 2001, Mr. Sullivan practiced law with a Wyoming firm since 1964, taking leave to serve as U.S. Ambassador to Ireland from 1998 to 2001 and as Governor of the State of Wyoming from 1986 through 1994. Mr. Sullivan has been a director of Allied Irish Bank, PLC in Dublin, Ireland since 2001; Cimarex Energy Co. and Sletten Construction, Inc. since 2002; and, Kerry Group PLC since 2004.
Sandra A. Scott Suzor has been a director of ours since 2007 and previously served as a director of ours from 2000 to 2006. Ms. Suzor has been a partial owner and the Director of Sales and Marketing for Powder Horn Ranch and Golf Club since 1995. In addition, Ms. Suzor has also owned Powder Horn Realty, a full service real estate brokerage, since 1997. Ms. Suzor has also served as a director of First Interstate BancSystem Foundation since 2002. Ms. Suzor serves as Trustee for the First Interstate BancSystem Foundation and Chairperson of the Homer and Mildred Scott Foundation. Ms. Suzor also is a partial owner and serves as Vice Chair of Sugarland Enterprises, is owner of Bison Meadows, LLC, a real estate development company, and is a partner of Powder River Partners LLC, a real estate leasing company. Ms. Suzor is the niece of James R. Scott and Thomas W. Scott, and the cousin of Charles M. Heyneman, Randall I. Scott, Julie A. Scott and Jonathan R. Scott.
Martin A. White has been a director of ours since 2005. Mr. White was the Senior Advisor of the Tharaldson School of Business and Technology of the University of Mary from August 2006 to August 2007. From 1991 to August 2006, Mr. White served in various executive officer positions with MDU Resources Group, Inc., including Chief Executive Officer from 1998 to August 2006, and Chairman of the Board of Directors from 2001 to August 2006. Mr. White currently serves as the Chairman of the Board of Trustees at the University of Mary and as a director of Plum Creek Timber Company, Inc.
Board and Committee Matters
Our common stock is not listed, traded or quoted on any stock exchange, market or quotation system. The descendants of Homer A. Scott, Sr. and Mildred S. Scott, including certain family members and former spouses of such descendants, all of whom are collectively referred to as the “Scott family,” own approximately 77.60% of our common stock and thus control us.
During 2008, the board met seven times with each serving director attending at least 75% of the meetings. The board is accountable to our shareholders to build long-term financial performance and value and to assure that we operate consistently with shareholder values and strategic vision. The board’s responsibilities include:
•	identifying organizational values and vision on behalf of our shareholders;

•	hiring and evaluating our chief executive officer;

•	ensuring management succession;

•	providing guidance, counsel and direction to management in formulating and evaluating operating strategies and plans;

•	monitoring our performance against established criteria;

•	ensuring prudence and adherence to ethical practices;

•	ensuring compliance with federal and state law;

•	ensuring that full and fair disclosure is provided to shareholders, regulators and other constituents;

•	overseeing risk management;

•	exercising all powers reserved to us by organizational documents of limited liability companies and partnerships in which we are a member or shareholder; and

•	establishing policies for board operations.
We encourage, but do not require, directors and director nominees to attend the annual meeting of shareholders. Twelve members of our board attended the annual meeting of shareholders held in 2008.
Applicable SEC rules require that we make certain disclosures regarding the independence of our directors pursuant to either the New York Stock Exchange or Nasdaq Stock Market rules governing independent board members. In determining whether our directors and director nominees are considered to be independent, we have adopted the definition of independence as contained in the listing standards of the Nasdaq Stock Market. The board has determined that the following directors and director nominees are independent in accordance with such standards:
•	Elouise C. Cobell(1)

•	Steven J. Corning

•	David H. Crum

•	Richard A. Dorn(1)

•	William B. Ebzery

•	Charles E. Hart, M.D., M.S.

•	James W. Haugh

•	Ross E. Leckie(2)

•	Terry W. Payne

•	Michael J. Sullivan

•	Martin A. White

(1)	Term expires May 8, 2009. Not a nominee for re-election.

(2)	Director nominee.
We have a credit committee, an executive committee, a compensation committee, a governance & nominating committee, a technology committee and an audit committee, all established by our board and each of which consists of members of the board.

Credit Committee. Credit committee members currently include William B. Ebzery, Steven J. Corning, Lyle R. Knight, James R. Scott, Jonathan R. Scott, Julie A. Scott, and Thomas W. Scott. The credit committee’s primary responsibility is to advise the chief credit officer in the establishment of a loan portfolio that will assure the safety of depositors’ money, earn sufficient income to provide an adequate return on capital and enable communities in our market area to prosper. The credit committee met twelve times in 2008 with each serving committee member attending at least 75% of the meetings.
Executive Committee. Executive committee members currently include Thomas W. Scott, Lyle R. Knight, Charles M. Heyneman, Terry W. Payne, James R. Scott, Randall I. Scott and Sandra A. Scott Suzor. The executive committee is to function and act on behalf of the board between regularly scheduled board meetings, usually when time is critical and to assist the board in carrying out its responsibility to monitor the company’s capital management policy. The executive committee met ten times in 2008 with each serving committee member attending at least 75% of the meetings.
Compensation Committee. Compensation committee members currently include James W. Haugh, Terry W. Payne, James R. Scott, Randall I. Scott, Thomas W. Scott, Michael J. Sullivan, Sandra A. Scott Suzor and Martin A. White. James R. Scott, Thomas W. Scott, Sandra A. Scott Suzor and Randall I. Scott are not independent members of the compensation committee based upon the definition of independence contained in the listing standards of the Nasdaq Stock Market. The compensation committee has the following responsibilities:
•	reviewing and approving corporate goals relevant to compensation for executive officers;

•	evaluating the effectiveness of our compensation practices in achieving our strategic objectives, in encouraging behaviors consistent with our values and in aligning performance objectives consistent with our vision;

•	evaluating the performance of our chief executive officer in determining compensation;

•	approving the compensation of our chief executive officer and other executive officers;

•	evaluating the performance of our board chairman and vice chairman;

•	overseeing succession planning for executive officers;

•	recommending compensation for board members;

•	recommending adjustments to director and officer insurance;

•	reviewing the financial performance and operations of employee benefit plans, excluding ERISA plans; and

•	administering incentive compensation and other employee benefit plans.
The compensation committee met eight times during 2008 with each serving committee member attending at least 75% of the meetings. A current copy of the compensation committee charter is available to shareholders on our website at www.firstinterstatebank.com.
Governance & Nominating Committee. Governance & nominating committee members currently include James R. Scott, Charles M. Heyneman, Lyle R. Knight, Jonathan R. Scott, Thomas W. Scott and Michael J. Sullivan. Michael J. Sullivan is the only member of the governance & nominating committee who is an independent director based upon the definition of independence contained in the listing standards of the Nasdaq Stock Market. The governance & nominating committee has the following responsibilities:
•	ensuring we have an effective and efficient system of governance, including development of criteria for board membership;

•	identifying, screening and recommending candidates to the board;

•	nominating candidates for election to the board at our annual meeting of shareholders;

•	filling vacancies on the board that may occur between annual meetings of shareholders;

•	overseeing the orientation, development and evaluation of board members; and

•	evaluating services provided to and communications with shareholders.
The governance & nominating committee met four times in 2008 with each serving committee member attending at least 75% of the meetings.
The board has reviewed, assessed the adequacy of, and approved a written charter for the governance & nominating committee. A current copy of the governance & nominating committee charter is available to shareholders on our website at www.firstinterstatebank.com.
When formulating its recommendations for director nominees, the governance & nominating committee will consider recommendations offered by our chief executive officer, shareholders who are members of the Scott family, other shareholders, and any outside advisors the governance & nominating committee may retain.
The Scott family, through a family council, makes recommendations to the governance & nominating committee with respect to candidates for board membership from the Scott family. The governance & nominating committee gives due and significant consideration to recommendations made by the Scott family. All candidates for the board are evaluated on the basis of broad experience, financial acumen, professional and personal accomplishments, educational background, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time to board duties. The Scott family has recommended Julie A. Scott, a current director of ours, to the governance & nominating committee as a candidate for re-election to the board.
We do not have a formal policy concerning shareholder recommendations of candidates for board membership. The board views that such a formal policy is not necessary given the procedures described above and our willingness to consider candidates recommended by shareholders. Shareholders may recommend candidates by writing to our corporate secretary at our headquarters, 401 N. 31st Street, Billings, Montana 59101, giving the candidate’s name, contact information, biographical data and qualifications. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any such recommendation. Shareholders who wish to nominate a director for election at an annual meeting of our shareholders must submit a shareholder proposal no later than December 4, 2009 for the 2010 annual meeting of shareholders that is expected to be held on or about May 7, 2010. See “Shareholder Proposals” contained herein.
Technology Committee. Technology committee members currently include David H. Crum, Charles E. Hart, M.D., M.S., Lyle R. Knight, James R. Scott and Thomas W. Scott. The technology committee’s primary responsibility is to monitor the alignment between our overall business strategies and our information technology strategic plan. The technology committee met five times in 2008 with each serving committee member attending at least 75% of the meetings.
Audit Committee. Audit committee members currently include Richard A. Dorn, William B. Ebzery, Steven J. Corning, David H. Crum and Charles E. Hart, M.D., M.S. All members of the audit committee are independent directors as defined by independence listing standards of the Nasdaq Stock Market and in accordance with the Sarbanes-Oxley Act requirements and our governance guidelines. The audit committee has the following responsibilities:
•	reviewing our accounting and financial reporting processes, internal and disclosure control systems and external and internal auditing systems;

•	overseeing risk management functions;

•	reviewing and recommending the appointment or dismissal of the general auditor selected to develop and carry out the annual audit;

•	reviewing and approving the annual report on Form 10-K;

•	reviewing and approving the quarterly reports on Form 10-Q;

•	reviewing the effectiveness of the systems for monitoring adherence with laws, regulations, our policies and our codes of ethics;

•	appointing or dismissing the external auditors;

•	meeting with the external auditors to discuss the results of the annual audit and any related matters; and

•	establishing procedures to handle complaints regarding accounting, internal controls or audit matters.
The audit committee met twelve times during 2008 with each serving committee member attending at least 75% of the meetings.
The board has determined that William B. Ebzery qualifies as an “audit committee financial expert,” as that term is defined in applicable SEC regulations. The board has reviewed, assessed the adequacy of and approved a written charter for the audit committee. A current copy of the audit committee charter is available to shareholders on our website at www.firstinterstatebank.com.
Principal Accounting Fees and Services
The audit committee has appointed McGladrey & Pullen LLP as our independent auditor for the fiscal year ending December 31, 2009. McGladrey & Pullen LLP has been our independent auditor since March 2004. Representatives of McGladrey & Pullen LLP are not expected to be present at the annual meeting and, therefore, will not have an opportunity to make a statement if they desire to do so or be available to respond to appropriate questions.
The following table summarizes the aggregate fees billed to us by McGladrey & Pullen LLP for professional services rendered in 2007 and 2008:

	2007	2008
Audit fees(1)	$328,000	$428,500
Audit-related fees(2)	49,000	111,581
Tax fees	—	—
All other fees	—	—

(1)	Audit fees for 2007 and 2008 include fees associated with the annual audit, FIDICIA-related work and reviews of our quarterly reports on Form 10-Q. All audit fees incurred during 2007 and 2008 were approved by the audit committee.

(2)	Audit-related fees for 2007 and 2008 were associated with implementation of Section 404 of the Sarbanes-Oxley Act related to internal control over financial reporting and implementation of FAS 123(R). Additionally, audit-related fees for 2007 and 2008 included agreed-upon procedures related to the acquisition of the First Western bank entities in January 2008 and other services related to the acquisition. All audit-related fees incurred during 2007 and 2008 were pre-approved by the audit committee.

Pre-Approval Policies and Procedures
After our registered public accounting firm has been retained by us, following approval by the audit committee and the board, the audit committee does not require advance approval for audit and audit-related services. Although pre-approval is not required for these services, the audit committee has adopted a policy of approving such services either in advance or after the fact. The audit committee has adopted a policy that requires advance approval of all non-audit or audit-related services performed by our independent registered public accounting firm when fees are expected to exceed $15,000. These policies are consistent with the audit committee charter. The audit committee has delegated to the audit committee chairman, Richard A. Dorn, or any two other members of the audit committee, authority to approve services, subject to ratification by the audit committee at its next committee meeting.
Report of the Audit Committee of the Board of Directors
March 3, 2009
To the Board of Directors of First Interstate BancSystem, Inc.
We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2008.
We have discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
We have received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and have discussed with the independent accountants their independence.
Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.
SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS:

Richard A. Dorn	Steven J. Corning	David H. Crum	William B. Ebzery

Charles E. Hart, M.D.,
M.S.
Communication with the Board
We have not, to date, developed a formal process for shareholder communications with the board. We believe our current informal process, in which any communication sent to the board either generally or in care of the chief executive officer, corporate secretary or other corporate officer or director is forwarded to all members of the board, has adequately served the board’s and the shareholders’ needs.
Conflict of Interest Policy
On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire that requires disclosure of any transactions with our company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Under our company’s code of personal conduct, all employees, including the executive officers, are expected to avoid conflicts of interest. Pursuant to our code of ethics for chief executive officer and senior finance officers (as discussed below), such officers are prohibited from engaging in activities that are or may appear to be a conflict of interest unless a specific, case-by-case exception has first been reviewed and granted by the board. All of our directors are subject to our board of directors’ governance standards that include a code of ethics and conduct guide requiring the directors to avoid conflicts of interest. Conflicts of interest involving an executive officer are generally resolved by the board or audit committee of the board. The board is charged with resolving any conflict of interest involving a director.
Financial Code of Ethics
Our chief executive officer, chief financial officer and principal accounting officers or other persons performing similar functions are required to comply with our code of ethics for chief executive officer and senior finance officers. The purposes of the code of ethics are as follows:
•	to deter wrongdoing and to promote, among other things, honest and ethical conduct;

•	to promote full, fair, accurate, timely and understandable disclosure in SEC and public filings;

•	to promote compliance with applicable governmental laws, rules and regulations;

•	to facilitate prompt internal reporting of violations of the financial code of ethics; and

•	to oversee adherence to such code.
Employees may submit concerns or complaints regarding ethical issues on a confidential basis by means of a toll-free telephone hotline or the use of an internet-based reporting system. All concerns and complaints are reported to our security officer and audit committee chairman in a summary format for investigation. A current copy of our financial code of ethics is maintained on our website at www.firstinterstatebank.com.
[The remainder of this page intentionally left blank.]

COMPENSATION OF EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program
Throughout this proxy statement, the individuals who served as our chief executive officer and chief financial officer during 2008, as well as the other individuals included in the summary compensation table, are collectively referred to as the “named executive officers.”
The compensation committee has overall responsibility to review and approve our compensation structure, policy and programs and to assess whether the compensation structure establishes appropriate incentives for management and employees. The compensation committee annually reviews and determines the salary, bonus and equity compensation awarded to our chief executive officer, or CEO. The compensation committee also reviews all executive officers’ compensation with non-binding recommendation from the CEO. The compensation committee oversees the administration of our equity plans and employee benefit plans except for those plans governed by ERISA. The compensation committee is also responsible for oversight of executive officer succession planning. The compensation committee charter, a copy of which is posted on our website at www.firstinterstatebank.com, sets forth the various responsibilities and duties of the compensation committee. The charter is periodically reviewed and revised as appropriate. The compensation committee in its annual review of the charter determined that the charter, as recently revised, was appropriate with regard to the responsibilities and duties as specified therein.
The compensation committee’s chairman regularly reports to the board on compensation committee actions and recommendations. The compensation committee has authority to retain, at our expense, outside counsel, experts, compensation consultants and other advisors as needed.
2008 Company Performance. In considering executive compensation, the compensation committee took into account the company’s 2008 financial performance. Net income to common shareholders totaled $67,301,000, or $8.38 per diluted share, as compared to $68,641,000, or $8.25 per diluted share for 2007. Return on average common equity was 14.73% in 2008, as compared to 16.14% in 2007, and return on average assets was 1.12% in 2008, as compared to 1.37% in 2007. Results for 2008 included a one-time, after tax gain of $16,962,000 ($2.11 per diluted share) from the sale of i_Tech Corporation, our technology services subsidiary, in December 2008. The decision to sell i_Tech Corporation was strategic, as we are now a partner rather than a competitor with our major technology services vendor.
In 2008, we faced one of the most challenging banking environments in history. Although our market areas were not as severely impacted by the recession as other areas, we experienced adverse effects and earnings pressure. The economic downturn and market turmoil not only affected our company’s performance, but the decisions of the compensation committee as well. As discussed below, the committee awards executive bonuses based on corporate performance and on the achievement of specified performance objectives. These bonuses are generally derived from a pool equal to a fixed percentage of annual earnings. The bonus amounts awarded to our executive officers in 2008 were substantially lower than in prior years as a result of the recession and turbulent market conditions.
Because the company’s operating performance and valuation during 2008 were favorable compared to the negative performance and resulting valuations of many regional and national banking institutions and because the company’s lower earnings were partially due to the acquisition of the First Western bank subsidiaries, the compensation committee approved an increase to the bonus pool for all employees by an additional $400,000. Even with the increase, however, bonuses for the executive officers were still significantly lower than in prior years due to lower earnings.
Compensation Philosophy. Our general compensation philosophy is designed to link an employee’s total cash compensation with company performance, the employee’s department performance, and individual performance. As an employee’s level of responsibility increases, there is a more significant level of variability and pay based on company performance. The compensation committee believes linking incentive compensation to our performance creates an environment in which our employees are stakeholders in our success and, thus, benefits all shareholders.
Executive Compensation Policy. Our executive compensation policy is designed to establish an appropriate relationship between executive pay and our annual performance, our long-term growth objectives, individual performance of the executive officer and our ability to attract and retain qualified executive officers. The compensation committee seeks to achieve these goals by integrating competitive annual base salaries with (a) bonuses based on corporate performance and on the achievement of specified performance objectives, and (b) long-term incentives of stock option awards through our equity compensation plan. The compensation committee believes that cash compensation in the form of salary and bonus provides our executives with short-term rewards for success in operations. Long-term compensation, through the award of stock options, restricted stock or other equity-related vehicles, encourages growth in management stock ownership, which leads to expansion of management’s increased commitment to our long-term performance and success.
In 2008, the compensation committee made a comprehensive review of our executive compensation. The committee engaged the services of Pearl Meyer & Partners, a leading compensation consulting firm, to assist in this review and to provide competitive market data for a comparable group of banks. Pursuant to the terms of its engagement, the consulting firm reported directly to the compensation committee. Pearl Meyer & Partners prepared a custom peer group of similar companies that included 22 publicly-traded banks, primarily with multi-state operations and total assets ranging from $3.0 billion to $15.0 billion. Excluded from the group were banks with dissimilar operations, banks in California and the East Coast, and thrifts. Also included as part of our peer group market data was data from multiple survey sources, including the Mercer Financial Services Suite and the Watson Wyatt Financial Institutions Survey for banks of similar asset size and regional scope. The compensation committee targets market competitive (50th percentile) base pay, incentives and total cash compensation within the peer group.
After reviewing our executive compensation policy and programs, the compensation committee concluded that our executive incentive and other compensation programs do not encourage or promote unnecessary or excessive risk-taking behavior by executive officers that could threaten the value of our company.
Role of Executive Officers in Compensation Decisions
The compensation committee makes all compensation decisions for the CEO and approves equity awards for all of our elected officers. The CEO makes non-binding recommendations for the non-equity compensation of the other executive officers. Decisions regarding the non-equity compensation of executive officers are reviewed and evaluated by the compensation committee, with input from the CEO. The CEO annually reviews the performance of the executive officers. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the compensation committee. The compensation committee may exercise its discretion to accept, reject or modify any recommended awards or adjustments to executives.

2008 Executive Compensation Components
For the fiscal year ended December 31, 2008, the principal components of compensation for the named executive officers were:
•	base salary;

•	short-term incentive bonuses;

•	long-term equity incentive compensation; and

•	perquisites and other personal benefits.
Base Salary. The compensation committee approved the 2008 base salary of the CEO and ratified the 2008 compensation of other executive officers, including the named executive officers, as recommended by the CEO. In approving or ratifying the base salary of each executive officer, the compensation committee relied on market data provided by its compensation consultant.
In establishing base salary for 2009, the compensation committee relied on the executive total compensation data provided by Pearl Meyer & Partners. Increases in base salary are based upon a merit matrix increase table using a combination of the level of achievement of individual performance objectives listed in each executive officer’s work plan and where the executive salary falls in relation to the market value provided by Pearl Meyer & Partners. For 2009, the merit matrix increase table is based around a 3% midpoint increase for an executive at market who is meeting performance expectations.
Short-term Incentive Compensation. Annual incentives for the executive officers are intended to recognize and reward those employees who contribute meaningfully to company performance for the year. For 2008, the named executive officers had targeted bonus amounts ranging from 33% to 50% of their base salaries. The varying percentages reflect the compensation committee’s belief that as an executive officer’s duties and responsibilities increase, the officer will be increasingly rewarded for our performance. Actual 2008 bonus payouts ranged from 23% to 35% due to the company’s lower level of financial earnings. The level of achievement of specified performance objectives established for each executive officer was also taken into account in determining the actual payouts. Performance objectives evaluated in determining 2008 executive officer bonuses included achieving the financial forecast for net income, return on equity, return on assets, loan growth, deposit growth, and efficiency. In addition, selected executive officers were responsible for continuation of the strategic planning process, integration of the First Western bank subsidiaries, risk management, regulatory compliance, shareholder relations, and community visibility.
Long-term Equity Incentive Compensation. Long-term equity incentive compensation encourages participants to focus on our long-term performance and provides an opportunity for executive officers and certain designated key employees to increase their stake in our company through stock option grants, thereby aligning their interests with those of our shareholders. In 2008, the compensation committee targeted stock options for the CEO at 50% of current salary and for the other named executive officers at 35% of current salary. Targets are established using the Black-Scholes option pricing model with expected volatility based on peer group volatility and a 10 year life. Because there is no established trading market for our stock, the committee believes using peer group volatility has resulted in a more representative value of our stock for compensation purposes over the years.
Our executive officers as well as certain other officers were granted stock options under our equity compensation plan to purchase a specified number of shares of common stock. The number of shares underlying the options granted to each officer was based primarily on the individual’s ability to influence our long-term growth and profitability. The compensation committee believes stock option grants afford a desirable long-term compensation method because they closely align the interest of management with shareholder value. The equity compensation plan assists us by:
•	enhancing the link between the creation of shareholder value and long-term executive incentive compensation;

•	providing an opportunity for increased equity ownership by executives; and

•	maintaining competitive levels of total compensation.
All awards under our equity compensation plan are made at an exercise price equal to the market price of the underlying common stock at the time of the award, as measured by the most recent minority appraised value. Annual awards of stock options to executives have historically been approved at the compensation committee’s regularly scheduled meeting in January.
The compensation committee changed the equity vehicle used for long-term incentive compensation in 2009 from 100% stock options to a mix of stock options, time vested restricted stock and performance vested restricted stock. For all of the named executive officers, the compensation committee approved 2009 awards using a mix of 15% of salary in the form of stock options, 15% of salary in the form of time vested restricted stock, and 20% of salary in the form of performance vested restricted stock. The performance restrictions are based on the three-year ROA (return on asset) average of our company compared to the SNL index of commercial banks with total assets between $4.0 billion and $12.0 billion. This change was made for the following reasons: (i) the committee wanted to achieve an appropriate balance of long-term incentives; (ii) the committee perceived restricted stock as having a stronger link than stock options to executive ownership, retention and long-term performance; and (iii) the use of restricted stock makes for improved comparability of our total compensation and long-term incentives to other peer group banks, given the growing trend of banks utilizing restricted stock as a form of equity compensation.
Perquisites and Other Personal Benefits. We provide our named executive officers with perquisites and other personal benefits that we and the compensation committee believe are reasonable and consistent with the overall compensation program to better enable us to attract and retain superior employees for key positions. The compensation committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.
The named executive officers are provided participation in the plans and programs described above, and health and group life and disability insurance. Additional benefits offered to the named executive officers may include some or all of the following: individual life insurance as described below under “Endorsement Split Dollar Benefit,” payment of social club dues, individual long-term disability insurance, and use of a company automobile.
Retirement and Related Plans. We maintain a profit sharing plan for all non-temporary employees. Contributions are made on a quarterly basis at the discretion of the board. Participants vest after three years of service. In addition, employees are permitted to defer a portion of their compensation into our profit sharing plan under a 401(k) feature, and we make matching contributions with respect to such deferrals. We also sponsor a healthcare plan for active and retiring employees and directors who meet certain requirements.
Compensation of Chief Executive Officer. For the fiscal year ended December 31, 2008, we paid Lyle R. Knight, CEO, a salary of $526,155. His salary was increased to $530,000 in February 2008. For 2008, we paid Mr. Knight a bonus of $185,500 pursuant to our established incentive program, which bonus was significantly less than in prior years due to the market factors and company performance discussed above. The compensation committee met with Mr. Knight in January 2009 to review his performance and individual objectives and goals versus results achieved. The compensation committee reviewed all components of the CEO’s compensation, including salary, bonus, equity incentive compensation, accumulated realized and unrealized stock option gains, the dollar value to the CEO and cost to us of all perquisites and other personal benefits, and the earnings and accumulated payout obligations under our deferred compensation plan.
Mr. Knight’s compensation package was determined to be reasonable by the compensation committee based on the Pearl Meyer & Partners’ executive total compensation data. As a result of the challenging business environment, actual CEO payouts in our peer group and the community bank industry have trended lower in the past two years. Many banks paid lower than target short-term incentives and/or equity grants as a result of declining performance. Likewise, Mr. Knight received only 70% of his target short-term incentive due to the lower financial performance in 2008. Mr. Knight’s compensation package, including bonus, was higher than those granted to other executives of ours in recognition of his responsibilities and his performance in his position. In establishing Mr. Knight’s compensation package, work plan objectives reviewed included development and implementation of operating plans to achieve earnings goals, continuation of strategic planning processes, integration of the First Western bank subsidiaries, risk management, regulatory compliance, community visibility, and shareholder relations.
As part of its role, the compensation committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals unless certain conditions are met. We believe that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes, except in certain situations. Directors of the compensation committee who are not independent abstain or recuse themselves from actions related to officers and directors that involve stock options and other performance-type compensation.
The company has recently made application for participation in the U.S. Treasury’s TARP Capital Purchase Program. We do not know whether our application will be approved or whether we will ultimately participate in the program. The compensation committee noted that if we do participate, we will be subject to various executive compensation limitations and restrictions that may affect the company’s executive compensation programs in 2009 and future periods.
Employment Contract
Under an employment agreement dated May 18, 1998, Lyle R. Knight was employed as an executive officer of ours for a ten-year period. This agreement expired on May 18, 2008. Mr. Knight has continued to serve as our CEO without an employment contract. Mr. Knight plans to retire in 2011, and we expect to identify a successor by mid-year 2010.
Endorsement Split Dollar Benefit
We have obtained life insurance policies covering certain selected executive officers and three other officers. Under these policies, we receive all benefits payable upon death of the insured. An endorsement split dollar agreement has been executed with each of the selected executive officers whereby a portion of the policy death benefit is payable to their designated beneficiary. The endorsement split dollar agreement will provide post retirement coverage for those selected key officers meeting specified retirement qualifications. We have entered into this type of endorsement split dollar agreement with the following named executive officers: Lyle R. Knight, Edward Garding and Terrill R. Moore.
We have obtained an additional life insurance policy covering selected officers of First Interstate Bank. Under this policy, we receive all benefits payable upon death of the insured. An endorsement split dollar agreement has been executed with each of the insured officers whereby $100,000 of the policy death benefit is payable to their designated beneficiary if they are employed by us at the time of death. The marginal income produced by the policy is used to offset the cost of employee benefit plans of the banking subsidiary. We have entered into this type of endorsement split dollar agreement with the following named executive officers: Lyle R. Knight, Edward Garding and Terrill R. Moore.
Equity Compensation Plans
On January 26, 2006, the board approved our 2006 equity compensation plan, subject to approval by the shareholders which was obtained in May 2006. The 2006 plan (i) consolidates into one plan the benefits available under the following equity compensation plans previously adopted: (A) our 2001 stock option plan; (B) our 2004 restricted stock award plan; (C) our director stock compensation plan; and (D) our officer stock benefit plan; and (ii) provides additional benefits as contained in the plan.
The 2006 plan does not increase the number of shares of common stock that were available for awards under the prior plans. The prior plans continue with respect to awards made previously under such plans.
The 2006 Plan contains the following important features:
•	The initial number of shares of common stock reserved under the 2006 plan is 750,000, which was approximately 9.2% of our common stock outstanding at the time of shareholder approval.

•	Awards under the 2006 plan are subject to broad discretion by the committee administering the plan.

•	Stock options must be granted at an exercise price that is not less than the fair market value (as determined by the most recent minority appraisal value) of the common stock on the date of grant. Stock options granted under the 2006 plan will be nonqualified stock options that have terms of not more than ten years.

•	There is no fixed term for the 2006 plan and the 2006 plan continues in effect until terminated by the board.
The purpose of the 2006 plan is to advance the interests of our shareholders by enhancing our ability to attract, retain and motivate persons who are expected to make important contributions to us by providing them with both equity ownership opportunities and performance-based incentives intended to align their interests with those of our shareholders. The 2006 plan is designed to provide us with flexibility to select from among various equity-based compensation methods, and to be able to address changing accounting and tax rules and corporate governance practices by optimally utilizing stock options and shares of our common stock.
The 2006 plan permits awards of stock options, restricted stock and other stock awards. Participants include any person who is designated by the board to receive one or more benefits under the 2006 plan.
Deferred Compensation Plans
In 2006, we restated our principal deferred compensation plan that was established for the benefit of a select group of management and highly compensated employees. The purpose of the restatement was (i) to amend the plan to comply with Section 409A of the Internal Revenue Code and related guidance issued before the adoption of the restatement, and (ii) to merge into the plan another previously administered nonqualified deferred compensation plan known as the executive non-qualified deferred compensation plan. The restated plan allows eligible employees, as determined by our board or compensation committee, and eligible directors to defer a portion of base salary, bonus or director fees subject to certain maximums as set forth by the plan administrator. We make discretionary contributions on behalf of a participant for 401(k) plan matching contributions and profit sharing contributions in excess of Internal Revenue Code limitations. Other contributions in behalf of a participant may be made at the discretion of the board. The deferral account of each participant is credited or debited with investment earnings or losses based upon the performance of the underlying investments selected by the participant from among alternatives selected by the plan administrator. Deferral accounts are distributed based on each participant’s election. The distribution elections are all made in accordance with Section 409A and may be lump sums or annual installments over a period of years.
Report of the Compensation Committee of the Board of Directors
The compensation committee has reviewed and discussed the compensation discussion and analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the board that the compensation discussion and analysis be included in this proxy statement.
SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

James W. Haugh	Thomas W. Scott	James R. Scott
Michael J. Sullivan	Terry W. Payne	Randall I. Scott
Martin A. White	Sandra A. Scott Suzor
Compensation Committee Interlocks and Insider Participation in Compensation Decisions
James W. Haugh, Terry W. Payne, James R. Scott, Randall I. Scott, Thomas W. Scott, Sandra A. Scott Suzor, Michael J. Sullivan, and Martin A. White currently serve on the compensation committee. Thomas W. Scott serves as chairman of the board, for which he is compensated as described below. James R. Scott serves as vice chairman of the board, for which he is compensated as described below. See “Compensation of Directors and Executive Officers-Director Compensation.” James R. Scott, Randall I. Scott, Thomas W. Scott and Sandra A. Scott Suzor each has a 2.4% ownership interest in a company that provides professional services that benefit us and the Scott family. In addition, James R. Scott is chairman of the board of directors of such company and Randall I. Scott serves as a vice-chairman of the board of directors of such company. Terry W. Payne is chairman and part-owner of an insurance agency that provides insurance for us. See “Certain Relationships and Related Transactions” below.
None of our executive officers served as a member of the compensation committee or as a director of any other company, one of whose executive officers served as a member of the compensation committee of the board or as a director of ours during 2008.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table
The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2008. We have not entered into any employment agreements with any of the named executive officers, although we have entered into a home sale and relocation agreement with Julie G. Castle, as described below. When setting total compensation for each of the named executive officers, the compensation committee reviews tally sheets which show the executive’s current compensation, including equity and non-equity based compensation. We have omitted in this proxy statement certain tables and columns otherwise required to be included because there was no compensation made with respect to such tables and columns, as permitted by applicable SEC regulations.

(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)
						All Other
				Stock	Option	Compen-
Name and		Salary	Bonus	Awards	Awards	sation		Total
Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)		($)

Lyle R. Knight	2008	$526,155	$185,500		$105,342	$61,927	(4)	$878,924
President & Chief	2007	476,923	315,783		121,037	73,465	(4)	987,208
Executive Officer	2006	436,922	390,000		92,482	65,805		985,209

Edward Garding	2008	251,077	70,560		26,190	25,353		373,180
Exec. Vice President	2007	238,164	96,000		32,858	27,720		394,742
& Chief Credit Officer	2006	212,231	100,000	$14,500	28,162	24,195		379,088

Terrill R. Moore (5)	2008	230,882	59,267		26,190	26,520	(5)	342,859
Exec. Vice President &	2007	237,846	136,000		32,858	29,455	(5)	436,159
Chief Financial Officer	2006	211,231	100,000	14,500	28,162	26,078	(5)	379,971

Gregory A. Duncan (6)	2008	151,038	71,400		28,550	136,190	(6)	387,178
Exec. Vice President &	2007	—	—		—	—		—
Chief Banking Officer	2006	—	—		—	—		—

Julie G. Castle (7)	2008	209,200	58,800		17,460	429,966	(7)	715,426
President,	2007	—	—		—	—		—
First Interstate Bank	2006	—	—		—	—		—
Wealth Management

(1)	The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with FAS 123(R), resulting from a material modification in 2006 of restricted stock awards issued in 2004.

(2)	The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for each of the years ended December 31, 2008, 2007 and 2006, in accordance with FAS 123(R), of stock options and thus include amounts from stock options granted in and prior to such years. For information and assumptions related to the calculation of these amounts, see footnote 1 (stock-based compensation) and footnote 13 of our audited financial statements for the fiscal year ended December 31, 2008, included in our annual report on Form 10-K.

(3)	The amounts shown in column (g) reflect for each named executive officer: contributions by us to our qualified profit sharing and employee savings plans, under Section 401(k) of the Internal Revenue Code of 1986, as amended; contributions by us to our nonqualified deferred compensation plan; imputed income from our split dollar life insurance plans; “gross up” amounts to cover taxes on the imputed income from the split dollar life insurance plans; and premiums paid by us for individual long-term disability insurance. The amounts shown in column (g) do not reflect premiums paid by us for group health, life and disability insurance policies that apply generally to all salaried employees on a nondiscriminatory basis.

(4)	The amounts in column (g) for Mr. Knight also reflect imputed income from the personal use of a company vehicle and costs paid by us for personal executive medical examinations.

(5)	Terrill R. Moore took a sabbatical leave of absence for a portion of 2008. He received 50% of his base salary compensation for August and September 2008. The amounts in column (g) for Mr. Moore also includes amounts paid by us for social club dues.

(6)	Gregory A. Duncan became employed by the company as an executive officer in May 2008. Amounts in the table reflect his compensation from the date of employment. The amount in column (g) for Mr. Duncan includes a signing bonus of $50,000 and moving expenses of $74,276 paid by us to Mr. Duncan.

(7)	Julie G. Castle became an executive officer in June 2008. Amounts in the table reflect her compensation for the entire 2008 year because she was employed by us in 2007, although not as an executive officer at such time. The amount in column (g) for Ms. Castle also includes $301,107 for home equity payments (subject to a maximum of $350,000 discussed below) and $113,124 for home maintenance and carrying costs pursuant to a home sale and relocation agreement between us and Ms. Castle. The agreement provides that Ms. Castle will be paid up to $350,000 against the loss in equity on her home. When her home sells, if her loss is less than $350,000, Ms. Castle will be granted a bonus of up to $90,000 to cover her equity loss exposure (not to exceed the $350,000 maximum). We continue to incur obligations under the agreement for maintenance and carrying costs, including repairs, mortgage payments and selling assistance until the home is sold. The amount reflected in column (g) does not include $20,000 paid to her husband in connection with a potential job opportunity between us and her husband that did not materialize.
Grants of Plan Based Awards

(a)	(b)	(c)	(d)	(e)
		Stock Option Awards:		Grant Date Fair Value
		Number of Securities	Exercise or Base Price of	of Stock and Option
	Grant	Underlying Options	Option Awards	Awards
Name	Date	(#)	($/sh)	($)(1)

Lyle R. Knight	2/15/2008	18,100	$83.50	$105,342

Edward Garding	2/15/2008	4,500	83.50	26,190

Terrill R. Moore	2/15/2008	4,500	83.50	26,190

Gregory A. Duncan	5/27/2008	5,000	84.75	28,550

Julie G. Castle	2/15/2008	3,000	83.50	17,460

(1)	The amounts in column (e) reflect the fair value as determined by the Black-Scholes option pricing model, in accordance with FAS 123(R). For information and assumptions related to the calculation of these amounts, see footnote 1 (stock-based compensation) and footnote 13 of our audited financial statements for the fiscal year ended December 31, 2008 included in our annual report on Form 10-K.
Outstanding Equity Awards at Fiscal Year-End

	Option Awards
(a)	(b)	(c)	(d)	(e)	(f)
			Equity Incentive
	Number of	Number of Securities	Plan Awards:
	Securities	Underlying	Number of Securities
	Underlying	Unexercised	Underlying
	Unexercised	Options (#)	Unexercised	Option Exercise	Option
	Options (#)	Unexercisable	Unearned Options	Price	Expiration
Name	Exercisable	(1)	(#)	($)	Date

Lyle R. Knight	3,500	—	—	45.00	11/14/2012
	12,500	—	—	45.00	01/29/2013
	12,500	—	—	49.50	02/04/2014
	15,000	—	—	55.50	02/03/2015
	11,250	3,750	—	68.00	01/26/2016
	9,050	9,050	—	82.50	01/25/2017
	4,525	13,575	—	83.50	02/15/2018

Edward Garding	4,000	—	—	42.00	02/01/2012
	3,300	—	—	42.00	03/16/2011
	4,000	—	—	45.00	01/29/2013
	4,000	—	—	49.50	02/04/2014
	4,500	—	—	55.50	02/03/2015
	3,375	1,125	—	68.00	01/26/2016

	Option Awards
(a)	(b)	(c)	(d)	(e)	(f)
			Equity Incentive
	Number of	Number of Securities	Plan Awards:
	Securities	Underlying	Number of Securities
	Underlying	Unexercised	Underlying
	Unexercised	Options (#)	Unexercised	Option Exercise	Option
	Options (#)	Unexercisable	Unearned Options	Price	Expiration
Name	Exercisable	(1)	(#)	($)	Date

	2,250	2,250	—	82.50	01/25/2017
	1,125	3,375	—	83.50	02/15/2018

Terrill R. Moore	4,000	—	—	42.00	02/01/2012
	4,400	—	—	42.00	03/16/2011
	5,500	—	—	42.00	03/16/2010
	4,000	—	—	45.00	01/29/2013
	4,000	—	—	49.50	02/04/2014
	4,500	—	—	55.50	02/03/2015
	3,375	1,125	—	68.00	01/26/2016
	2,250	2,250	—	82.50	01/25/2017
	1,125	3,375	—	83.50	02/15/2018

Gregory A. Duncan	1,125	3,750	—	84.75	05/27/2018

Julie G. Castle	2,500	2,500	—	89.00	07/02/2017
	750	2,250	—	83.50	02/15/2018

(1)	All options listed above vest at a rate of 25% upon grant and 25% each year thereafter.
Option Exercises and Stock Vested

Option Awards
(a)	(b)	(c)
	Number of Shares	Value Realized
	Acquired on Exercise	On Exercise
Name	(#)	($)(1)

Lyle R. Knight	—	—

Edward Garding	—	—

Terrill R. Moore	6,600	301,950

Gregory A. Duncan	—	—

Julie G. Castle	—	—

(1)	The amounts in column (c) reflect the difference between the stock option exercise price and the minority appraised value of our common stock on the date of exercise, based upon the most recent quarterly appraisal existing at such time.
Nonqualified Deferred Compensation
Pursuant to our nonqualified deferred compensation plan described above, certain executives, including the named executive officers, may defer a portion of base salary and bonus. Deferral elections are made by eligible executives during the last quarter of each year for amounts to be earned, or granted with regard to long-term stock grants, in the following year.
Under the nonqualified deferred compensation plan, executives may invest their account balances in any of the mutual funds listed below. Investment returns for the year ended December 31, 2008 for the funds are also reported below.

Fund	Investment Return
Accessor Growth Investment	-33.96%
Accessor High Yield Bond	-22.54%
Accessor International Equity Investment	-52.57%
Accessor Intermediate Fixed Investment	-2.85%
Accessor Mortgage Securities	.67%
Accessor Small & Mid-Cap Investment	-40.63%
Accessor U.S. Government Money	2.30%
Accessor Value Investment	-39.49%
Eaton Vance Income Fund of Boston A	-30.31%
Eaton Vance Large Cap Value A	-34.47%
Harbor International	-42.66%
MTB Money Market I	2.36%
PIMCO Total Return A	4.33%
Pioneer A	-34.38%
Royce Opportunity	-45.73%
Vanguard Growth Index	-38.32%
Vanguard High-Yield Corporate	-21.28%
Earnings depend on the performance of the specific mutual funds in which the executive invests. Benefits under the plan are generally not paid until the beginning of the year following retirement or termination. Benefits can be received either as a lump sum payment or in annual installments.

(a)	(b)	(c)	(d)	(e)	(f)
		Registrant	Aggregate		Aggregate
	Executive	Contribution in	Earnings	Aggregate	Balance
	Contributions in	Last Fiscal	In Last Fiscal	Withdrawals/	At Last
	Last Fiscal Year	Year	Year	Distributions	Fiscal Year End
Name	($)(1)	($)(2)	($)	($)	($)

Lyle R. Knight	306,129	9,164	(457,965)	—	1,324,183
Edward Garding	—	427	(57)	—	1,016
Terrill R. Moore	20,525	209	(135,113)	—	271,038
Gregory A. Duncan	—	—	—	—	—
Julie G. Castle	41,836	1,389	(17,290)	—	47,365

(1)	The amounts in column (b) are included as salary and/or bonus for each of the named executive officers in columns (c) and (d) of the summary compensation table.

(2)	The amounts in column (c) are included as other compensation for each of the named executive officers in column (g) of the summary compensation table.
Potential Payments upon Termination or Change of Control
The amount of compensation payable to the named executive officers upon voluntary termination, retirement, involuntary not-for-cause termination, termination following a change of control and in the event of disability or death of the executives is shown below. The amounts shown assume that such termination was effective as of December 31, 2008, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the named executive officers upon their termination. The actual amounts to be paid out can only be determined at the time of separation.

Payments Made Upon Termination
Regardless of the manner in which a named executive officer’s employment is terminated, he is entitled to receive amounts earned during his term of employment. Such amounts include:
•	salary;

•	grants and awards received under our equity plans, subject to the vesting and other terms applicable to such grants and awards;

•	amounts contributed and vested under our 401(k) plan and deferred compensation plan; and

•	unused vacation pay.
At its discretion, the board may authorize payment of a bonus on a pro rata or other basis, if at all. The board may also accelerate the vesting of any unexercisable stock options or restricted stock awards outstanding at the time of termination. The amounts regarding applicable salaries, stock options, restricted stock awards, bonuses and deferred compensation for the most recent fiscal year ended December 31, 2008 are contained in the various tables included above.
Severance Payments
Except for the benefits listed under the heading “Payments Made Upon Termination” above, the named executive officers are not entitled to any other severance benefits.
Payments Made Upon Retirement
In the event of retirement, the named executive officers would be entitled to the benefits listed under the heading “Payments Made Upon Termination” above.
Payments Made Upon Death
In the event of death, in addition to the benefits listed under the heading “Payments Made Upon Termination” above, the estates or other beneficiaries of the named executive officers are entitled to receive benefits under our group life insurance plan equal to the lesser of (i) 2.5 times their respective base salary, and (ii) $300,000. For all named executive officers, the applicable amount would be $300,000. Additional benefits are available under our split-dollar plan pursuant to which the estates or other beneficiaries of Messrs. Knight, Garding and Moore would also be entitled to receive benefits equal to three times their respective base salary as follows: Mr. Knight, $1,590,000; Mr. Garding, $756,000; and Mr. Moore, $762,000.
Payments Made Upon Disability
In the event of disability, in addition to the benefits listed under the heading “Payments Made Upon Termination” above, the named executive officers are entitled to receive benefits under our group disability plan which generally provides for 50% of salary up to a maximum of $10,000 per month. For all named executive officers, the applicable amount would be $10,000 per month. Additional benefits are available under individual disability policies we maintain for each named executive officer. Under these individual policies, the named executive officers would be entitled to receive 60% of salary up to a maximum of $13,000 per month. Under the group disability plan and individual policies combined, each named executive officer would be entitled to receive a total of $13,000 per month. The individual policies also contain provisions governing catastrophic disabilities and conversion to long-term care.

Payments Made Upon a Change of Control
The named executive officers are not entitled to any payment resulting from a change in control.
Director Compensation
We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties as well as the skill-level required by us of members of the board.
During 2008, each director, other than Lyle R. Knight, received an annual retainer valued at $15,000. Directors may elect to receive all or a portion of their annual retainer in the form of cash, common stock or stock options. Each director, other than Lyle R. Knight, received fees of $1,000 per board meeting attended and $750 per committee meeting attended. Committee chairs also received an additional annual retainer valued at $7,500.
Thomas W. Scott received a retainer of $375,000 for his services as chairman of the board and James R. Scott received a retainer of $150,000 for services as vice chairman of the board. These retainers were in lieu of all director fees and other retainers described above.
Directors are reimbursed for ordinary expenses incurred in connection with attending board and committee meetings. Directors are also eligible for the group medical insurance coverage at the director’s option. Under our deferred compensation plan, directors may elect to defer any portion of director’s fees until an elective distribution date or the director’s retirement, disability or death.
All directors, other than Messrs. Thomas W. Scott, James R. Scott, and Lyle R. Knight, elected at or continuing as a director after the 2008 annual meeting of shareholders were granted stock options to purchase 626 shares of our common stock at the applicable minority appraised value per share at the date of grant. Options granted during 2008 had an aggregate fair value of $3,099 per director at the date of grant, as determined by the Black-Scholes option pricing model, in accordance with FAS 123(R).
Director Summary Compensation Table
The table below summarizes the compensation paid by us to directors for the fiscal year ended December 31, 2008.

	(b)	(c)	(d)
	Fees Earned or	Stock	Options	(e)
(a)	Paid in Cash	Awards	Awards	Total
Name	($)	($)(1)	($)(2)	($)

Thomas W. Scott	$375,000	—	—	$375,000
James R. Scott	150,000	—	—	150,000
Lyle R. Knight (3)	—	—	—	—
Elouise C. Cobell	22,000	—	$3,099	25,099
Steven J. Corning	22,250	$7,432	3,099	32,781
David H. Crum	25,500	14,947	3,099	43,546
Richard A. Dorn	37,000	—	3,099	40,099
William B. Ebzery	46,000		3,099	49,099
Charles E. Hart, M.D., M.S.	28,250	—	3,099	31,349
James W. Haugh	35,500	—	3,099	38,599
Charles Heyneman (4)	32,500	—	3,099	35,599
Terry W. Payne	16,500	—	6,890	23,390

	(b)	(c)	(d)
	Fees Earned or	Stock	Options	(e)
(a)	Paid in Cash	Awards	Awards	Total
Name	($)	($)(1)	($)(2)	($)

Jonathan R. Scott (5)	19,000	14,947	3,099	37,046
Julie A. Scott	31,000	—	3,099	34,099
Randall I. Scott	35,500	—	3,099	38,599
Michael J. Sullivan	29,500	—	3,099	32,599
Sandra A. Scott Suzor	35,500	—	3,099	38,599
Martin A. White	11,250	14,947	3,099	29,296

(1)	The amounts in column (c) reflect the minority appraised value of our common stock on the date of issuance, based upon the most recent quarterly appraisal existing at such time.

(2)	The amounts in column (d) reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2008, in accordance with FAS 123(R), of stock options granted in 2008, all of which were immediately exercisable on the date of grant. For information and assumptions related to the calculation of these amounts, see footnote 1 (stock-based compensation) and footnote 13 of our audited financial statements for the fiscal year ended December 31, 2008 included in our annual report on Form 10-K. Because of the limited number of fully-exercisable stock options granted to non-employee directors, the number of outstanding options held by the directors at December 31, 2008 was not materially different from the amounts reflected in the beneficial ownership table and the notes thereto included under the heading “Security Ownership of Certain Beneficial Owners and Management.”

(3)	Mr. Knight receives no compensation for serving as a director, but is compensated in his capacity as our president and CEO.

(4)	Mr. Heyneman was also compensated as an employee of ours with a salary and bonus in the total amount of $95,633 for the year ended December 31, 2008, which amount is not reflected in the table above.

(5)	Mr. Scott was also compensated as an employee of ours with a salary and bonus in the total amount of $148,300 for the year ended December 31, 2008. During 2008, Mr. Scott was granted stock options to purchase 500 shares of our common stock at a purchase price of $83.50 and 1,000 shares of our common stock at a purchase price of $79.75. The dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2008, in accordance with FAS 123(R), for stock options granted to Mr. Scott was $5,860, and thus includes amounts from any stock options granted in and prior to 2008. For information and assumptions related to the calculation of these amounts, see footnote 1 (stock-based compensation) and footnote 13 of our audited financial statements for the fiscal year ended December 31, 2008, included in our annual report on Form 10-K Neither the salary and bonus amount nor the stock option dollar amount is reflected in the table above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the exchange act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, during the year ended December 31, 2008, our directors, executive officers and greater than 10% shareholders complied with all Section 16(a) filing requirements with the following two exceptions:
•	James W. Haugh, a director, failed to report on a timely basis one transaction on January 17, 2008 involving a sale of common stock. This transaction was subsequently reported on January 29, 2008.

•	Julie G. Castle, an executive officer, failed to file on a timely basis her initial statement of beneficial ownership at the time she became an executive officer. This statement was subsequently filed on September 15, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We conduct banking transactions in the ordinary course of business with related parties, including directors, executive officers, shareholders and their associates, on the same terms as those prevailing at the same time for comparable transactions with unrelated persons and that do not involve more than a normal risk of collectibility or present other unfavorable features.
Certain of our executive officers and directors and certain corporations and individuals related to such persons, incurred indebtedness in the form of loans, as customers, of $24,977,000 as of December 31, 2008. During 2008, new loans and advances on existing loans of $19,989,000 were funded and loan repayments totaled $19,793,000. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans and are allowable under the Sarbanes Oxley Act of 2002. Additionally, during 2008, loans of $193,000 were removed due to changes in related parties from the prior year.
We purchase property, casualty and other insurance through Payne Financial Group, Inc., a company in which Terry W. Payne, one of our directors, has a controlling ownership interest. In 2008, we paid insurance premiums to the agency of $649,000.
We lease an aircraft from an entity wholly-owned by Thomas W. Scott, the chairman of the board. Under the terms of the lease, we pay all of the third-party operating expenses of the aircraft, which totaled approximately $315,000 in 2008. In addition to paying the third-party operating expenses, we paid $143,000 for use of the aircraft and received reimbursement of $140,000 from Mr. Scott for his personal use of the aircraft during 2008.
We purchase services from Scott Family Services, a company in which seven of our directors, including Thomas W. Scott, James R. Scott, Charles M. Heyneman, Sandra A. Scott Suzor, Julie A. Scott, Jonathan R. Scott and Randall I. Scott, have an aggregate ownership interest of 17.1%. These services benefit us and the Scott family. We paid professional fees and reimbursed out-of-pocket costs of $513,000 in 2008. Professional services provided include Scott family shareholder education and communication, strategic enterprise planning and corporate governance consultation.
In 2008, we purchased property in Billings, Montana, to build a new operations center. One of the parcels of property purchased for this project was owned by Richard A. Dorn, one of our directors. Mr. Dorn sold the property to an unrelated local developer, who in turn, sold the property to us for $1,250,000. Prior to the purchase, our board of directors approved the transaction after reviewing fully the relationships and proposed terms regarding the transaction.

SHAREHOLDER PROPOSALS

The rules of the SEC permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with the SEC’s proxy rules. Our 2010 annual meeting of shareholders is expected to be held on or about May 7, 2010, and proxy materials in connection with that meeting are expected to be mailed on or about March 31, 2010. The deadline for submission of shareholder proposals pursuant to Rule 14a-8 under the exchange act for inclusion in our proxy statement for our 2010 annual meeting of shareholders is December 4, 2009. Additionally, if we receive notice of a shareholder proposal after February 12, 2010, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the board for our 2010 annual meeting of shareholders may exercise discretionary voting power with respect to such proposal.

OTHER MATTERS

We know of no matters other than as contained in the Notice of Annual Meeting of Shareholders to be brought before the meeting. The enclosed proxy, however, gives discretionary authority in the event that any additional matters should be duly presented.
Our annual report on Form 10-K, which includes audited financial statements for the fiscal year ended December 31, 2008 and a listing of exhibits, is provided herewith. Exhibits to the annual report on Form 10-K will be furnished at a charge of $0.20 per page to any shareholder who requests them in writing from Amy Anderson, Assistant Vice President, First Interstate BancSystem, Inc., 401 North 31st Street, PO Box 30918, Billings, Montana 59116-0918.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ CAROL STEPHENS DONALDSON
Carol Stephens Donaldson
Secretary

Billings, Montana
March 23, 2009

PROXY

First Interstate BancSystem, Inc.
401 North 31st Street
P.O. Box 30918
Billings, Montana 59116-0918
     This proxy is solicited on behalf of the Board of Directors of First Interstate BancSystem, Inc. (“FIBS”).
The undersigned hereby appoints THOMAS W. SCOTT, or LYLE R. KNIGHT, proxy of the undersigned, with full power of substitution, to vote all shares of common stock of FIBS held by the undersigned as of the close of business on February 27, 2009 (the “Record Date”) at the Annual Meeting of Shareholders of FIBS to be held on Friday, May 8, 2009, at 8:00 a.m., Mountain Time, at First Interstate Bank, Lower Level Conference Room, 401 No. 31st Street, Billings, Montana 59101, or at any adjournment thereof for the following purposes:
1.	To elect as directors the nominees proposed by the Board of Directors of FIBS, to three-year terms, or until their respective successors have been elected and qualified.

Please mark only one of the following options:
For All Nominees Listed Below

Withhold Authority to Vote for All Nominees Listed Below (Instruction: To withhold authority to vote for one or more nominees, write the name of the nominee(s) on the line immediately below.

Nominees for a three-year term expiring in 2012: Lyle R. Knight, James R. Scott, Jonathan R. Scott, Julie A. Scott, Ross E. Leckie

2.	In its discretion, the proxy is authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.
This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is indicated, the shares represented by this Proxy will be voted at the meeting “FOR” each of the director nominees indicated above.
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement, and the Annual Report on Form 10-K furnished therewith. The undersigned hereby revokes any proxies given prior to the date reflected below.
Please sign exactly as your name appears below. When signing as attorney, executor, administrator, trustee, guardian, or corporate official, please add your title.

Dated: ______________________, 2009
«First_Name_Last_Name»

Shares owned as of Record Date: «Number_of_Shares»

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE.